Exhibit 10.1

EXECUTION VERSION

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”) is dated as of March 7, 2023, by and among G4G Sponsor LLC, a Delaware limited liability company (the “Sponsor Holdco”), the Persons set forth on Schedule I hereto (together with the Sponsor Holdco, each, a “Sponsor” and, together, the “Sponsors”), The Growth for Good Acquisition Corporation, a Cayman Islands exempted company (which shall de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation prior to the Closing) (“Acquiror”), and Zero Nox, Inc., a Wyoming corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Sponsors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of 7,125,000 Acquiror Common Shares (consisting of 800,000 Acquiror Class A Common Shares and 6,325,000 Acquiror Class B Common Shares), 400,000 Acquiror Warrants and 800,000 Acquiror Rights in the aggregate as set forth on Schedule I attached hereto (all such securities (including securities underlying such securities), or any successor or additional securities of Acquiror of which ownership is hereafter acquired by any such Sponsor prior to the termination of this Agreement are referred to herein as the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, G4G Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving entity and a wholly owned subsidiary of Acquiror, on the terms and subject to the conditions set forth therein;

WHEREAS, prior to the Effective Time and subject to the conditions of the Merger Agreement, Acquiror shall de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with Acquiror’s Governing Documents, Section 388 of the DGCL and the Companies Act (Revised) of the Cayman Islands (the “Cayman Companies Act”); and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1          Binding Effect of Merger Agreement. Each Sponsor hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Each Sponsor shall be bound by and comply with Sections 7.4 (No Solicitation by Acquiror) and 11.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) such Sponsor was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to the “Acquiror” contained in Section 7.4 of the Merger Agreement also referred to each such Sponsor.

Section 1.2          No Transfer. During the period commencing on the date hereof and ending on the earliest of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.1 (Termination/Effectiveness) thereof (the earlier of (a) and (b), the “Expiration Time”) and (c) the liquidation of Acquiror, each Sponsor shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Prospectus) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Securities owned by such Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities owned by such Sponsor or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (clauses (i), (ii) and (iii), collectively, a “Transfer”); provided, however, that the foregoing restrictions shall not apply to any Permitted Transfer. “Permitted Transfer” shall mean any Transfer (a) to any of Acquiror’s officers or directors, any affiliate or family member of any of Acquiror’s officers or directors; (b) in the case of a Person who is not an individual, to any affiliate of such Person or to any member(s) of such Person or any of their affiliates; (c) in the case of an individual, to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (d) in the case of an individual, by virtue of Laws of descent and distribution upon death of such individual; (e) in the case of an individual, pursuant to a qualified domestic relations order; or (f) by virtue of the laws of the State of Delaware or the Sponsor Holdco’s limited liability company agreement upon dissolution of the Sponsor Holdco; provided, however, that, prior to and as a condition to the effectiveness of any Permitted Transfer described in clauses (a) through (f), the transferee in such Permitted Transfer (a “Permitted Transferee”) shall have executed and delivered to Acquiror and the Company a joinder or counterpart of this Agreement pursuant to which such Permitted Transferee shall be bound by all of the applicable terms and provisions of this Agreement.

Section 1.3          New Shares. In the event that (a) any Acquiror Common Shares, Acquiror Warrants, Acquiror Rights or other equity securities of Acquiror are issued to a Sponsor after the date of this Agreement pursuant to any stock split, reverse stock split, stock dividend or distribution, recapitalization, reclassification, combination, subdivision, exchange of shares or other similar event of Acquiror Common Shares, Acquiror Warrants, Acquiror Rights or other equity securities of Acquiror of, on or affecting the Acquiror Common Shares, Acquiror Warrants, Acquiror Rights or other equity securities of Acquiror owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any Acquiror Common Shares, Acquiror Warrants, Acquiror Rights or other equity securities of Acquiror after the date of this Agreement, or (c) a Sponsor acquires the right to vote or share in the voting of any Acquiror Common Shares or other equity securities of Acquiror after the date of this Agreement (such Acquiror Common Shares, Acquiror Warrants, Acquiror Rights or other equity securities of Acquiror, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Securities owned by such Sponsor as of the date hereof.

Section 1.4          Closing Date Deliverables. On the Closing Date, the Sponsor Holdco shall deliver to Acquiror and the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among Acquiror, the Sponsor Holdco and the other persons named thereto, in substantially the form attached as Exhibit C to the Merger Agreement (the “Registration Rights Agreement”).

Section 1.5          Certain Agreements of Sponsors.

(a)    At any meeting of the shareholders of Acquiror, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, each Sponsor hereby unconditionally and irrevocably agrees that such Sponsor shall (i) appear at each such meeting, in person or by proxy, or otherwise cause all of its Acquiror Common Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), in person or by proxy, or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Acquiror Common Shares:

(i)            in favor of each Transaction Proposal, including, without limitation, any other consent, waiver, approval is required under Acquiror’s Governing Documents or under any agreements between Acquiror and its shareholders, or otherwise sought by Acquiror with respect to the Merger Agreement or the transactions contemplated thereby or the Transaction Proposals;

(ii)           against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transaction Proposals and the transactions contemplated thereby);

(iii)          against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror (other than the Merger Agreement or the Ancillary Agreements and the Merger and the other transactions contemplated thereby);

(iv)          against any change in the business, management or Board of Directors of Acquiror (other than in connection with the Transaction Proposals and the transactions contemplated thereby); and

(v)           against any proposal, action or agreement that would (A) impede, interfere with, delay, postpone, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement, the Ancillary Agreements or the Merger or any of the transactions contemplated thereby, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Acquiror or the Merger Sub or the Sponsors under the Merger Agreement or this Agreement, as applicable, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror;

(vi)          to approve any Extensions sought by Acquiror, subject to the terms and conditions of the Merger Agreement.

Each Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

(b)    Each Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of December 9, 2021, by and among the Sponsors and Acquiror (the “Voting Letter Agreement”), including the obligations of the Sponsors pursuant to Section 3 therein to not redeem, or submit a request to Acquiror’s transfer agent or otherwise exercise any right to redeem, any Acquiror Common Shares owned by such Sponsor in connection with the transactions contemplated by the Merger Agreement.

(c)     During the period commencing on the date hereof and ending on the Expiration Time, each Sponsor shall not modify or amend any Contract between or among such Sponsor, anyone related by blood, marriage or adoption to such Sponsor or any Affiliate of such Sponsor (other than Acquiror or any of its Subsidiaries), on the one hand, and Acquiror or any of Acquiror’s Subsidiaries, on the other hand, including, for the avoidance of doubt, the Voting Letter Agreement.

Section 1.6          Further Assurances. Each Sponsor shall execute and deliver, or cause to be executed and delivered, such additional documents, and take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to effect the actions and to consummate the Merger and the other transactions contemplated by this Agreement and the Merger Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

Section 1.7          No Inconsistent Agreement. Each Sponsor hereby represents and covenants that such Sponsor has not entered into, shall not enter into, and shall not grant a proxy or power of attorney to enter into, any agreement or undertaking that would restrict, limit, be inconsistent with or interfere with the performance of such Sponsor’s obligations hereunder.

Section 1.8          Waiver of Anti-Dilution Provision. The Sponsor hereby (but subject to the consummation of the Merger) irrevocably and unconditionally waives and agrees not to exercise or assert (for itself, for its successors, heirs, assigns and permitted transferees), to the fullest extent permitted by law and the amended and restated memorandum and articles of association of Acquiror (as may be amended from time to time, the “Articles”), the provisions of Article 35 of the Articles to have the Acquiror Class B Common Shares convert to Acquiror Class A Common Shares at the Conversion Ratio (as defined in the Articles) or any other adjustments or anti-dilution protections that arise in connection with the issuance of Acquiror Common Shares. The waiver specified in this Section 1.8 shall be applicable only in connection with the transactions contemplated by the Merger Agreement and this Agreement (and any Acquiror Class A Common Shares or equity-linked securities issued in connection with the transactions contemplated by the Merger Agreement and this Agreement) and shall be void and of no force and effect if the Merger Agreement shall be terminated for any reason.

Section 1.9          Forfeiture.

(a)     Each Sponsor agrees that, effective as of and conditioned upon the Closing, (i) the Sponsor Holdco shall irrevocably forfeit and surrender to Acquiror 790,625 Acquiror Class B Common Shares, together with all shares of Domesticated Acquiror Common Stock issued upon conversion thereof, including any securities paid as dividends or distributions with respect to or into which such shares are exchanged or converted (the “Forfeited Shares”), (ii) the Sponsor Holdco shall cause all right, title and interest in and to such Forfeited Shares to be transferred to Acquiror without consideration, (iii) the Sponsor Holdco shall not have any rights with respect to such Forfeited Shares, and (iv) such Forfeited Shares shall thereupon be cancelled by Acquiror and no longer outstanding. Acquiror is authorized to deliver any notices required to be delivered to its transfer agent and take such further actions in order to terminate and cancel any Forfeited Shares that have been forfeited as provided in this Section 1.9(a).

(b)    Each Sponsor further agrees that, effective as of and conditioned upon the Closing, the Sponsor Holdco shall irrevocably forfeit and surrender to Acquiror up to 1,000,000 additional Acquiror Class B Common Shares held by the Sponsor Holdco, together with all shares of Domesticated Acquiror Common Stock issued upon conversion thereof, including any securities paid as dividends or distributions with respect to or into which such shares are exchanged or converted (the “Redemption Forfeited Shares”), as follows:

(i)            1,000,000 Redemption Forfeited Shares shall be forfeited by the Sponsor Holdco if public shareholders of Acquiror holding 95% or more of Acquiror Class A Common Shares elect to effect an Acquiror Share Redemption prior to the Effective Time;

(ii)            750,000 Redemption Forfeited Shares shall be forfeited by the Sponsor Holdco if public shareholders of Acquiror holding 90% or more but less than 95% of Acquiror Class A Common Shares elect to effect an Acquiror Share Redemption prior to the Effective Time;

(iii)            250,000 Redemption Forfeited Shares shall be forfeited by the Sponsor Holdco if public shareholders of Acquiror holding more than 85% but less than 90% of Acquiror Class A Common Shares elect to effect an Acquiror Share Redemption prior to the Effective Time; and

(iv)          No Redemption Forfeited Shares shall be forfeited by the Sponsor Holdco if public shareholders of Acquiror holding 85% or less of Acquiror Class A Common Shares elect to effect an Acquiror Share Redemption.

With respect to any Redemption Forfeited Shares forfeited in this Section 1.9(b), (i) the Sponsor Holdco shall cause all right, title and interest in and to such Redemption Forfeited Shares to be transferred to Acquiror without consideration, (ii) the Sponsor Holdco shall not have any rights with respect to such Redemption Forfeited Shares, and (iii) such Redemption Forfeited Shares shall thereupon be cancelled by Acquiror and no longer outstanding. Acquiror is authorized to deliver any notices required to be delivered to its transfer agent and take such further actions in order to terminate and cancel any Redemption Forfeited Shares that have been forfeited as provided in this Section 1.9(b).

Section 1.10        Lock-Up Shares.

(a)     Deferral Pool Lock-Up Shares. Each Sponsor agrees that 1,581,250 Acquiror Class B Common Shares held by the Sponsor Holdco, together with all shares of Domesticated Acquiror Common Stock issued upon conversion thereof, including any securities paid as dividends or distributions with respect to or into which such shares are exchanged or converted, shall, effective as of and conditioned upon the Closing, constitute “Deferral Pool Lock-Up Shares.” During the Lock-Up Period, Deferral Pool Lock-Up Shares that do not constitute Released Lock-Up Shares shall not be Transferred, except to a Permitted Transferee.

(b)    Basic Lock-Up Shares. Each Sponsor agrees that all Acquiror Common Shares (other than the Deferral Pool Lock-Up Shares) held by the Sponsor Holdco, including all shares of Domesticated Acquiror Common Stock issued upon conversion thereof, including any securities paid as dividends or distributions with respect to or into which such shares are exchanged or converted, shall, effective as of and conditioned upon the Closing, constitute “Basic Lock-Up Shares” (together with the Deferral Pool Lock-Up Shares, collectively, the “Lock-Up Shares”). Until such time as a Basic Lock-Up Share constitutes a Released Lock-Up Share pursuant to Section 1.10(e), such Basic Lock-Up Share shall not be Transferred, except to a Permitted Transferee.

(c)     Legends.

(i)            The books and records of Acquiror evidencing the Lock-Up Shares that do not constitute Released Lock-Up Shares shall be stamped or otherwise imprinted with a legend, or if held in book entry, shall be transferred to a restricted account that is subject to a trading restrictions consistent with a legend, in substantially the following form (collectively, the “Legend”):

THE SECURITIES EVIDENCED HEREIN ARE SUBJECT TO RESTRICTIONS ON TRANSFER, AND CERTAIN OTHER AGREEMENTS, SET FORTH IN THE SPONSOR SUPPORT AGREEMENT, DATED AS OF MARCH 7, 2023, BY AND AMONG THE GROWTH FOR GOOD ACQUISITION CORPORATION AND THE OTHER PARTIES THERETO.

(ii)           As soon as practicable, and in any event within two (2) Business Days after the date upon which any Lock-Up Shares become Released Lock-Up Shares, Acquiror shall promptly upon receipt of a request by the Sponsor Holdco remove, or cause to be removed, the Legend from the books and records of Acquiror with respect to such Released Lock-Up Shares and such Released Lock-Up Shares shall no longer be subject to any of the restrictions of this Section 1.10.

(d)    Forfeiture of Deferral Pool Lock-Up Shares. Any Lock-Up Shares that have not become Released Lock-Up Shares upon the earlier of (x) the fifth (5th) anniversary of the Closing Date and (y) the consummation of a Change in Control (the period from the Closing Date through and including the earlier of (x) and (y), the “Lock-Up Period”), shall immediately and automatically upon the end of the Lock-Up Period be forfeited and surrendered to Acquiror, the Sponsor Holdco and any Permitted Transferee shall cause all right, title and interest therein to be transferred to Acquiror without consideration, the Sponsor Holdco and each Permitted Transferee shall not have any rights with respect thereto, and such Lock-Up Shares shall thereupon be cancelled by Acquiror and no longer outstanding. Acquiror is authorized to deliver any notices required to be delivered to its transfer agent and take such further actions in order to terminate and cancel any Lock-Up Shares that have been forfeited as provided in this Section 1.10(d).

(e)     Release of Lock-Up Shares. The Lock-Up Shares shall become “Released Lock-Up Shares,” and such Released Lock-Up Shares shall no longer be subject to any of the restrictions of this Section 1.10, as follows:

(i)            All Basic Lock-Up Shares shall become Released Lock-Up Shares upon the 360th day after the Closing Date.

(ii)           790,625 of the Deferral Pool Lock-Up Shares shall become Released Lock-Up Shares at such time as the VWAP of one Acquiror Common Share equals or exceeds $12.50 per share (the “First Tranche Release Price”) for ten (10) of any twenty (20) consecutive trading days during the Lock-up Period on any stock exchange on which the Acquiror Common Shares are then trading; and

(iii)          790,625 of the Deferral Pool Lock-Up Shares shall become Released Lock-Up Shares at such time as the VWAP of one Acquiror Common Share equals or exceeds $15.00 per share (the “Second Tranche Release Price”) for ten (10) of any twenty (20) consecutive trading days during the Lock-up Period on any stock exchange on which the Acquiror Common Shares are then trading.

“VWAP” means, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable). If the VWAP cannot be calculated for such security for such day or multi-day period (as applicable) on any of the foregoing bases, the VWAP of such security shall be the fair market value per share at the end of such day or multi-day period (as applicable) as reasonably determined by the Board of Directors of Acquiror.

(f)         Equitable Adjustments. The First Tranche Release Price and Second Tranche Release Price shall be equitably adjusted for any change in Acquiror’s capital stock by reason of any stock split, reverse stock split, stock dividend or distribution, recapitalization, reclassification, combination, subdivision, exchange of shares or other similar event after the date of this Agreement.

(g)        Acceleration Event. If, on or before the fifth (5th) anniversary of the Closing, there is a Change in Control, then the Lock-Up Shares shall be deemed to constitute Released Lock-Up Shares immediately prior to the consummation of such Change in Control, and such Released Lock-Up Shares shall no longer be subject to any of the restrictions of this Section 1.10. “Change in Control” means:

(i)            the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then outstanding shares of capital stock of Acquiror (the “Outstanding Acquiror Shares”), or (B) the combined voting power of the then outstanding voting securities of Acquiror entitled to vote generally in the election of directors (the “Outstanding Acquiror Voting Securities”), in each case, taking into account any options or other rights to acquire Outstanding Acquiror Shares or Outstanding Acquiror Voting Shares held by such Person;

(ii)           consummation of an extraordinary transaction at Acquiror (including by way of reorganization, merger, amalgamation or consolidation), with or without approval by the shareholders of Acquiror, as applicable, in each case, unless, following such transaction, more than 50% of the then outstanding shares of common stock (or equivalent security) of the company resulting from such transaction and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of such securities immediately prior to such transaction in substantially the same proportions as their ownership immediately prior to such transaction;

(iii)          consummation of a sale or other disposition of all or substantially all the assets of Acquiror to an entity that does not control, is not controlled by, and is not under common control with, Acquiror or an Affiliate, with or without approval by the shareholders of Acquiror; or

(iv)          any other transaction whereby any Person obtains control over the direction of the affairs of Acquiror. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

(h)        Voting and Distributions. Holders of Lock-Up Shares shall be entitled to vote such Lock-Up Shares and receive dividends and other distributions in respect of such Lock-Up Shares prior to, upon and after the time such Lock-Up Shares become Released Lock-Up Shares.

(i)          No Challenges. Each Sponsor agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement, or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement.

(j)          Consent to Disclosure. Each Sponsor hereby consents to the publication and disclosure in the Registration Statement and the Proxy Statement/Prospectus (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other applicable securities authorities, any other documents or communications provided by Acquiror or the Company to any Governmental Authority or to securityholders of Acquiror or the Company) of such Sponsor’s identity and beneficial ownership of Subject Securities, and the nature of such Sponsor’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Acquiror or the Company, a copy of this Agreement. Each Sponsor will promptly provide any information reasonably requested by Acquiror or the Company for any applicable regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC).

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1          Representations and Warranties of the Sponsors. Each Sponsor represents and warrants as of the date hereof to Acquiror and the Company (solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:

(a)     Organization; Due Authorization. If such Sponsor is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder, and his or her signature on this Agreement is genuine. This Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Sponsor.

(b)    Ownership. Such Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor’s Subject Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Agreement, (ii) Acquiror’s Governing Documents, (iii) the Merger Agreement, (iv) the Voting Letter Agreement or (v) any applicable securities Laws. Such Sponsor’s Subject Securities are the only equity securities in Acquiror owned of record or beneficially by such Sponsor on the date of this Agreement, and none of such Sponsor’s Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder and under the Voting Letter Agreement. Other than the Acquiror Warrants and Acquiror Rights, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.

(c)     No Conflicts. The execution and delivery of this Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder will not, (i) if such Sponsor is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor, (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor or such Sponsor’s Subject Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of his, her or its obligations under this Agreement, or (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Acquiror or any of Acquiror’s Subsidiaries, to the extent the creation of such Lien would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Agreement.

(d)    Litigation. There are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of his, her or its obligations under this Agreement. There is no outstanding Governmental Order imposed upon such Sponsor, or, if applicable, any of the Sponsor’s Subsidiaries.

(e)     Brokers’ Fees. Except fees described on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Sponsor, for which Acquiror or any of its Affiliates may become liable.

(f)     Affiliate Arrangements. Except as set forth on Schedule II attached hereto, neither such Sponsor nor any anyone related by blood, marriage or adoption to such Sponsor or, to the knowledge of such Sponsor, any Person in which such Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Acquiror or its Subsidiaries.

(g)    Acknowledgment. Such Sponsor understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Sponsor’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Sponsor contained herein.

(h)    Adequate Information. Such Sponsor is a sophisticated shareholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Merger Agreement and has independently and without reliance upon Acquiror or the Company and based on such information as such Sponsor has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Sponsor acknowledges that Acquiror and the Company have not made and do not make any representation or warranty to such Sponsor, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Sponsor acknowledges that the agreements contained herein with respect to the Subject Securities held by such Sponsor are irrevocable.

Section 2.2         Representations and Warranties of Acquiror. Acquiror represents and warrants as of the date hereof to each Sponsor and the Company as follows:

(a)    Organization; Due Authorization. Acquiror is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within Acquiror’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of Acquiror. This Agreement has been duly executed and delivered by Acquiror and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of Acquiror.

(b)    No Conflicts. The execution and delivery of this Agreement by Acquiror does not, and the performance by Acquiror of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of Acquiror or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon Acquiror), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Acquiror of its obligations under this Agreement.

(c)     Litigation. There are no Actions pending against Acquiror, or to the knowledge of Acquiror threatened against Acquiror, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Acquiror of its obligations under this Agreement.

Section 2.3          Representations and Warranties of the Company. The Company represents and warrants as of the date hereof to each Sponsor and Acquiror as follows:

(a)     Organization; Due Authorization. The Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Company’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the Company.

(b)    No Conflicts. The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Company or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon the Company), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Company of its obligations under this Agreement.

(c)     Litigation. There are no Actions pending against the Company, or to the knowledge of the Company threatened against the Company, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Company of its obligations under this Agreement.

ARTICLE III
MISCELLANEOUS

Section 3.1          Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the Expiration Time, (b) the liquidation of Acquiror and (c) the written agreement of the Sponsors, Acquiror and the Company. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This Article III shall survive the termination of this Agreement.

Section 3.2          Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 3.3          Jurisdiction; Waiver of Jury Trial.

(a)    Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties hereto irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 3.3.

(b)    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.4          Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 3.5          Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 3.6          Amendment. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by Acquiror, the Company and the Sponsor Holdco, and which makes reference to this Agreement.

Section 3.7          Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 3.8          Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email (in each case in this clause (d), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to Acquiror:

The Growth for Good Acquisition Corporation

12 E 49th St. 11th Floor

New York, New York 10017

Attention:         Yana Kakar

Email:                 yana.kakar@g4ginvestment.com

with a copy to (which will not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:         Howard L. Ellin
                             C. Michael Chitwood
Email:                howard.ellin@skadden.com
                             michael.chitwood@skadden.com

If to the Company:

Zero Nox, Inc.

1343 S. Main St.

Porterville, CA 93257

Attention:         Vonn R. Christenson

Email:                 vonnc@zeronox.com

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Ave

New York, NY 10154
Attention:         Mitchell Nussbaum

Email:                mnussbaum@loeb.com

If to a Sponsor:

To such Sponsor’s address set forth in Schedule I;

with a copy to (which will not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:        Howard L. Ellin
                            C. Michael Chitwood

Email:               howard.ellin@skadden.com

                            michael.chitwood@skadden.com

Section 3.9          Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 3.10        Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the subject matter hereof.

Section 3.11        Adjustment for Stock Split. If, and as often as, there are any changes in Acquiror or the Subject Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Sponsors, Acquiror, the Company, or the Subject Securities, as so changed.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsors, Acquiror, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSORS:

G4G SPONSOR LLC

By:	/s/ Yana Watson Kakar
	Name:	Yana Watson Kakar
	Title:	Managing Member

/s/ Rahul Kakar
Name: Rahul Kakar

/s/ Alex Roetter
Name: Alex Roetter

/s/ Yana Watson Kakar
Name: Yana Watson Kakar

/s/ Isabelle Freidheim
Name: Isabelle Freidheim

/s/ Vikram Gandhi
Name: Vikram Gandhi

/s/ David Birnbaum
Name: David Birnbaum

[Signature Page to Sponsor Support Agreement]

ACQUIROR:

THE GROWTH FOR GOOD ACQUISITION CORPORATION

By:	/s/ Yana Watson Kakar
	Name:	Yana Watson Kakar
	Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

COMPANY:

ZERO NOX, INC.

By:	/s/ Vonn R. Christenson
Name: Vonn R. Christenson
Title: Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Schedule I

Sponsor Acquiror Common Shares, Acquiror Warrants and Acquiror Rights

Sponsor	Acquiror Common Shares	Acquiror Warrants	Acquiror Rights
G4G Sponsor LLC (1) 12 E 49th Street, 11th Floor, New York, NY 10017	7,125,000 (including 800,000 Acquiror Class A Common Shares and 6,325,000 Acquiror Class B Common Shares)	400,000	800,000
Yana Watson Kakar (1) 12 E 49th Street, 11th Floor, New York, NY 10017	—	—	—
Vikram Gandhi (2) 12 E 49th Street, 11th Floor, New York, NY 10017	—	—	—
Dana Barsky (1) 12 E 49th Street, 11th Floor, New York, NY 10017	—	—	—
David Birnbaum (1) 12 E 49th Street, 11th Floor, New York, NY 10017	—	—	—
Rahul Kakar (1) 12 E 49th Street, 11th Floor, New York, NY 10017	—	—	—
Isabelle Freidheim (2) 12 E 49th Street, 11th Floor, New York, NY 10017	—	—	—
Alex Roetter (2) 12 E 49th Street, 11th Floor, New York, NY 10017	—	—	—

(1)	The shares reported in the table above are held in the name of Sponsor Holdco. Yana Watson Kakar, Rahul Kakar and David Birnbaum are the managing members of Sponsor Holdco. Each managing member has one vote, and the approval of two of three managing members is required to approve an action by Sponsor Holdco. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by two or more individuals, and a voting and dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regard to Sponsor Holdco. Based upon the foregoing analysis, no individual managing members of Sponsor Holdco exercises voting or dispositive control over any of the securities held by Sponsor Holdco, even those in which he or she directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares. Additionally, each of Acquiror’s officers, directors and strategic advisors is, directly or indirectly, a member of Sponsor Holdco or have direct or indirect economic interests in Sponsor Holdco, and each of them disclaims any beneficial ownership of any shares held by Sponsor Holdco except to the extent of his or her ultimate pecuniary interest. Further, two institutional investors (the “Anchor Investors”) have subscribed to purchase membership interests in Sponsor Holdco. These Anchor Investors have committed to provide $4,000,000 of upfront capital to Sponsor Holdco in return for a minority economic ownership interest. Such Anchor Investors will not receive voting or governance rights.

[Schedule I to Sponsor Support Agreement]

(2)	Each of Acquiror’s independent directors is, directly or indirectly, a member of Sponsor Holdco or has direct or indirect economic interests in Sponsor Holdco, and each of them disclaims any beneficial ownership of any shares held by Sponsor Holdco except to the extent of his or her ultimate pecuniary interest.

[Schedule I to Sponsor Support Agreement]

Schedule II

Affiliate Agreements

1.	Letter Agreement, dated December 9, 2021, among Acquiror, G4G Sponsor LLC and each of the other parties thereto

2.	Registration Rights Agreement, dated December 9, 2021, between Acquiror, G4G Sponsor LLC and certain other security holders named therein

3.	Administrative Services Agreement, dated December 9, 2021, between Acquiror and G4G Sponsor LLC

4.	Private Placement Units Purchase Agreement, dated December 9, 2021, between Acquiror and G4G Sponsor LLC

5.	Securities Subscription Agreement, dated July 15, 2021, between Acquiror and G4G Sponsor LLC

[Schedule II to Sponsor Support Agreement]